Exhibit 10.1
COMMERCIAL SUBLEASE
This sublease is made between KZG (hereinafter “Sublessor”) and Save the World Air, Inc. (hereinafter “Sublessee”).
Sublessee hereby leases from Sublessor the following premises on the following terms and conditions.
1. Description of Sublet Property.
Sublessor sublets the following premises:
a. Five Offices including the use of the receptionist, conference room, kitchen and all common areas (see Exhibit 1, attached. Five offices #1-5 in yellow; common areas in pink) in the building located at 5125 Lankershim Blvd., North Hollywood, CA 91601.
b. Use of 7 parking spaces for automobilies.
2. Term and Rent.
Sublessor demises the above premises for a term of nineteen (19) months, commencing January 1, 2006 and terminating July 31, 2007 at the annual rental of seventy four thousand four hundred ninety six dollars ($74,496) payable in equal installments in advance on the first day of each month in the sum of $6,208 during the term of this sublease.
3. Use.
Sublessee shall use and occupy the premises for the purpose of general administration of its business.
4. Care and Maintenance and Services.
Sublessor shall provide the maintenance, cleaning and care of the premises and shall maintain the premises in good order and repair. Sublessor shall also provide telephone receptionist to answer Sublessee’s phones during normal business hours.
5. Alterations.
Sublessee shall not, without first obtaining the written consent of Sublessor, make any alterations, additions, or improvements, in, to or about the premises.
6. Ordinances and Statutes.
Sublessee shall comply with all statutes, ordinances, and requirements of all municipal, state and federal authorities now in force, or which may hereafter be in force, pertaining to the premises, occasioned by or affecting the use thereof by Sublessee.

7. Assignment and Subletting.
Lessee shall not assign this sublease or sublet any portion of the premises without prior written consent of the Sublessor, which shall not be unreasonably withheld. Any such assignment or subletting without consent shall be void and at the option of the Sublessor, may terminate this Sublease.
8. Utilities.
Sublessor shall pay all utilities except telephone and fax which expenses shall be Sublessee’s expense.
9. Indemnification of Sublessor.
Sublessor shall not be liable for any damage or injury to Sublessee or any other person (on the premises at the request of or for the benefit of Sublessee) or to any property, occurring on the demised premises or any part thereof, and Sublessee agrees to hold Sublessor harmless from any claims for damages, no matter how caused.
10. Insurance.
Sublessee, at its expense, shall maintain public liability insurance including bodily injury and property damage insuring Sublessee and Sublessor with minimum coverage as follows:
Sublessee shall provide Sublessor with a Certificate of Insurance showing Sublessor as an additional insured. The Certificate shall provide for a ten-day written notice to Sublessor in the event of cancellation or material change of coverage. To the maximum extent permitted by insurance policies which may be owned by Sublessor or Sublessee, Sublessee and Sublessor, for the benefit of each other, waive any and all rights of subrogation which might otherwise exist.
11. Late Charges.
Sublessee hereby acknowledges that late payment by Sublessee will cause Sublessor to incur costs not contemplated by this Sublease. Accordingly if any rent shall not be received by Sublessor within ten (10) days after such amount shall be due, Sublessor shall immediately pay to Sublessor a late charge of One hundred dollars per day until all past due payments including late payments are paid in full.
12. Eminent Domain
If the premises or any part thereof or any estate therein, or any other part of the building materially affecting Sublessee’s use of the premises, shall be taken by eminent domain, this lease shall terminate on the date when title vest pursuant to such taking.

13. Destruction of Premises.
In the event of partial destruction of the premises during the term hereof, from any cause, Sublessor shall forthwith repair the same, provided that such repairs can be made within sixty (60) days under existing governmental laws and regulations, but such partial destruction shall not terminate this Sublease, except that Sublessee shall be entitled to a proportionate reduction of rent during repairs based on the extent the repairs interfere with the business of Sublessee on the premises. If repairs cannot be made within sixty (60) days, Sublessor at its option may terminate this Sublease.
14. Sublessor’s Remedies on Default.
If Sublessee defaults in the payment of rent, or any additional rent, or defaults in the performance of any of the other covenants or conditions hereof, Sublessor may give Sublessee notice of such default and if Sublessee does not cure any such default within three (3) business days, Sublessor at its sole option may terminate the Sublease and Sublessee shall quit and surrender the premises to Sublessor, without extinguishing Sublessees’s liability. If this Sublease shall have been so terminated by Sublessor, Sublessor may at any time thereafter resume possession of the premises by any lawful means and remove Sublessee or other occupants and their effects. No failure to enforce any term shall be deemed a waiver.
15. Attorneys fees.
In case suit should be brought for recovery of the premises, or for any sum due hereunder, or because of any act which may arise out of the possession of the premises by either party, the prevailing party shall be entitled to all costs incurred in connection with such action, including reasonable attorneys fees.
16. Waiver.
No failure of Sublessor to enforce any term hereof shall be deemed to be a waiver.
17. Notices.
Any notice which either party may or is required to give, shall be given by e-mail and shall be considered given on the day the e-mail is sent.
18. Heirs, Assigns, Successors.
This Sublease is binding upon and inures to the benefit of the heirs, assigns and successors in interest to the parties.
19. Options for change in leased areas.
In the event that Bruce McKinnon is no longer an officer of STWA his office (marked office #1 on Exhibit 1) shall revert back to Sublessor. In the event Gene Eichler is no longer with STWA his office (marked office #2 on Exhibit 1) shall revert back to Sublessor. STWA may take additional space as available in the building. All additions or subtractions from the square footage shall effect the lease amount on a pro rata basis.
19. Option to Renew.
Provided that Sublessee is not in default in the performance of this Sublease, Sublessee shall have the option to renew the Sublease for an additional term of two years commencing at the expiration of the initial lease term. All of the terms and conditions of the Sublease shall apply during the renewal term except that the Sublease payment shall be 10% greater than the current Sublease. The option shall be exercised by a written notice given to Sublessor not less than sixty (60) days prior to the expiration of the initial Sublease term. If notice is not timely given, this option will expire.
20. No Right To Hold Over.
Sublessee has no right to retain possession of the premise or any part thereof beyond the expiration or termination of this Sublease. In the event Sublessee holds over, then the base rent shall be increased to 150% of the base rent applicable immediately preceding the expiration or termination. Nothing contained herein shall be construed as consent by Sublessor to any holding over by Sublessee.
21. Radon Gas Disclosure.
As required by law, Sublessor makes the following disclosure: “Radon Gas” is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in California. Additional information regarding radon and radon testing may be obtained from your county public health unit.
22. Entire Agreement.
The foregoing constitutes the entire agreement between the parties and may be modified only by a writing signed by both parties.
This Sublease shall be deemed to have been signed on the 1st day of January, 2006 in North Hollywood, California:

SAVE THE WORLD AIR, INC.	KZG
/s/ Eugene E. Eichler	/s/ Jennifer King

By: Gene Eichler	By: Jennifer King
Title: CEO	Title: President